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                                       [LETTERHEAD]


July 29, 1996


Mr. Melvyn Reznick
President
Incomnet, Inc.
21031 Ventura Boulevard, Suite 1100
Woodland Hills, California 91364


Dear Mel:

As I informed you in my letter to you dated July 5, 1996, I was not willing to accept election as a member of the Incomnet Board of Directors unless and until the corporation had obtained acceptable liability insurance coverage.

As I informed you yesterday, the coverage obtained by Incomnet, Inc. was not sufficient to warrant my accepting the responsibilities of a Board member. Accordingly, I must once again decline to accept election as a Board member.

Inasmuch as the proxy statement and other documents filed by Incomnet with the SEC indicate my election as a Director of the Corporation, it is important that you take whatever steps are necessary forthwith to correct your corporate records as well as all filings made by the corporation, to reflect that I am not now, nor have I ever been, a Director of the corporation.

I am sorry that it did not work out for me to join the Board. As I mentioned to you, I am willing to advise or consult with you and would like to continue to learn about the fine prospects for the company. I congratulate you for all your hard work and certainly believe that you will be successful in achieving the growth for Incomnet that you desire.

Sincerely,

/s/ Gerald Katell

Gerald Katell
President